EXHIBIT 23.1

CONSENT  OF  THE  INDEPENDENT  AUDITOR

As  the  independent  auditor  for  Skyview Holdings Corp., we hereby consent to the incorporation in this Form S-4 of our report relating to the  audited  financial  statements of SkyView Holdings Corp. as of December 31, 2010 and 2009 and the related statement of operations, stockholders’ equity and cash flow from January 22, 2007 (date of inception) for the years ended December 31, 2010 and 2009 appearing in the Prospectus, which is part of this Registration Statement. Our audit report is dated April 25, 2011.

As  the  independent auditor  for  Vision Technologies,Inc., we hereby consent to the incorporation in this Form S-4 of our report relating to the  audited  financial  statements of Vision Technologies, Inc.. as of December 31, 2010 and 2009 and the related statement of operations, stockholders’ equity and cash flow for the years ended December 31, 2010 and 2009 appearing in the Prospectus, which is part of this Registration Statement.  Our audit report is dated August 19, 2011.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ R. R. Hawkins & Associates International, a Professional Corporation
Los Angeles, California
September 30, 2011

11301 W. Olympic Blvd., #714
Los Angeles, CA 90064
T: 310.553.5707  F: 310.553.5337
www.rrhawkins.com